Exhibit 99.1

CHERRY HILL MORTGAGE INVESTMENT CORPORATION
ANNOUNCES SALE OF ITS EXCESS MSR PORTFOLIO

– Company Expected to Record Gain on Sale –

– Proceeds to be Used to Repay Term Loan and Ultimately Invested Into MSRs –

MOORESTOWN, NJ, November 15, 2016 — Cherry Hill Mortgage Investment Corporation (NYSE: CHMI) (“Cherry Hill” or the “Company”) today announced it has agreed to sell back to Freedom Mortgage the Excess MSRs that Freedom Mortgage had previously sold to the Company.

The sale will be a two-step process.  Pool 1/Pool 2014 were sold on November 15 and Pool 2 will be sold approximately one month later.  The price for the pools will be the product of 60 basis points and the aggregate UPB of the pools as of October 31 for Pool 1/Pool 2014 and November 30 for Pool 2. In addition, Freedom will pay yield maintenance to Cherry Hill equivalent to $750,000 per quarter in 2017 as partial consideration for the sale.  This feature of the agreement is intended to help mitigate any earnings deterioration as the Company works to reinvest the proceeds in newly originated MSRs.  A portion of the purchase price for Pool 2 may consist of full MSRs on loans backing Ginnie Mae securities if Ginnie Mae and the Company’s independent directors approve.  Cherry Hill is hopeful to receive its GNMA issuer approval shortly and would then seek GNMA approval to purchase the MSRs from Freedom.

Cherry Hill expects to recognize a net gain on sale of approximately $16 million as a result of the transaction, which is expected to result in an increase in book value. A portion of the expected proceeds from the transaction will be used to repay the $21 million currently outstanding on its term loan, while the remainder of the proceeds will be temporarily invested into RMBS, as Cherry Hill identifies and begins to deploy the capital into servicing-related MSRs over time.

“Freedom expressed an interest in reacquiring our Excess MSRs and eventually presented a compelling offer,” stated Jay Lown, Cherry Hill Mortgage Investment Corporation’s President.  “The Excess MSR assets are particularly illiquid, and after careful consideration, we acted opportunistically and accepted the offer.  Overall, we remain committed to maintaining the balance of our entire portfolio of assets, which has allowed us to take advantage of rate fluctuations in our efforts to create value for shareholders.”

About Cherry Hill Mortgage Investment Corporation
Cherry Hill Mortgage Investment Corporation is a real estate finance company that acquires, invests in and manages residential mortgage assets in the United States. Cherry Hill Mortgage Investment Corporation is externally managed and advised by Cherry Hill Mortgage Management, LLC.

Forward-Looking Statements
This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward looking statements are based upon the Company’s present expectations, but these statements are not guaranteed to occur. For a description of factors that may cause the Company's actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company's Annual Report on Form 10-K for the year ended December 31, 2015, and other documents filed by the Company with the Securities and Exchange Commission.

Contact:
Investor Relations
(877) 870 – 7005
InvestorRelations@CHMIreit.com